Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2011 Financial Results

Declares Quarterly Dividend

Conference Call to Discuss Results Scheduled for Today

NEW YORK, NY - February 24, 2012 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the wholesale financial markets, today reported its financial results for the quarter and year ended December 31, 2011.

Select Fourth Quarter 2011 Results Compared to the Year-Earlier Period

•	Revenues as used to calculate distributable earnings grew by 13.3 percent to $365.3 million, compared with $322.5 million.

•	Pre-tax distributable earnings[1] improved by 5.0 percent to $47.7 million, compared with $45.4 million; pre-tax distributable earnings per fully diluted share were $0.18, compared with $0.19.

•	Post-tax distributable earnings improved by 1.2 percent to $40.3 million, compared with $39.8 million; post-tax distributable earnings per fully diluted share were $0.16 compared with $0.17.

•	Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”) increased by 10.4 percent to $355.2 million, compared with $321.8 million.

•	GAAP income from operations before income taxes was $10.8 million, compared with $27.0 million.

•	GAAP net income for fully diluted shares was $7.6 million or $0.03 per share, compared with $31.5 million or $0.12 per share.

•

On February 23, 2012, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.17 per share payable on March 28, 2012 to Class A and Class B common stockholders of record as of March 14, 2012. The ex-dividend date will be March 12, 2012.

Select Full Year 2011 Results Compared to 2010

•	Revenues as used to calculate distributable earnings grew by 10.6 percent to $1,476.1 million compared with $1,334.6 million.

•	Pre-tax distributable earnings improved by 28.8 percent to $237.0 million, compared with $184.0 million; pre-tax distributable earnings per fully diluted share were $0.93, compared with $0.79.

•	Post-tax distributable earnings increased by 27.7 percent to $199.4 million, compared with $156.2 million; post-tax distributable earnings per fully diluted share were $0.78 compared with $0.67.

•	GAAP revenues increased by 10.0 percent to $1,464.7 million, compared with $1,331.1 million.

•	GAAP income from operations before income taxes was $54.4 million, compared with $56.9 million.

•	GAAP net income for fully diluted shares was $20.1 million or $0.17 per share, compared with $53.8 million or $0.24 per share.

•	Dividends payable to common stockholders declared for the quarters ending in 2011 increased by 21.4 percent to $0.68 per share, compared with $0.56 per share for the quarters ending in 2010.

[1]

See the sections of this release entitled “Distributable Earnings,” “Distributable Earnings Results Compared with GAAP Results,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this release.

Management Comments on Financial Results

“BGC once again generated double-digit percentage year-over-year growth in revenues for the quarter and full year,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC Partners. “We continued to gain market share in Equities, Foreign Exchange, Credit, and Rates, as our results for these products were much better than comparable industry volumes.2 The acquisition of Newmark Knight Frank3 has been successful, and BGC’s strong relationships have already helped our Real Estate brokers obtain significant new business. Also, this week we announced an agreement to acquire substantially all of the assets of real estate services firm Grubb & Ellis Company.4 We remain confident in our ability to leverage our partnership structure, technology, and relationships with large financial firms to further expand our business across our broad range of products.

Mr. Lutnick added: “I am also pleased to report that BGC’s $0.17 dividend per common share will increase 21.4 percent as compared with $0.14 in the fourth quarter of 2010. Also, 79 percent of the dividends paid per share in 2011 are a nontaxable return of capital5 to common stockholders, an improvement over the 70 percent we had previously estimated. With this nontaxable return, the current taxable equivalent yield on BGC is 16.9 percent based on yesterday’s closing price.5”

Shaun D. Lynn, President of BGC, said: “The key drivers of BGC’s growth remain industry volumes, front-office headcount, and electronic trading. We increased our front-office headcount by more than 25 percent year-over-year in the fourth quarter. At the same time, we further expanded the number of products offering fully electronic trading across different asset classes and geographies. BGC also now offers e-broking on approximately 90 out of 220 desks, compared with approximately 75 of 200 a year ago. This increase enabled us to grow our fourth quarter e-broking revenues in Foreign Exchange by more than 28 percent and Rates by almost 14 percent year-over year.”

“BGC’s overall revenues related to fully electronic trading grew by 13.2 percent year-over-year to $36.4 million. These strong results included our continued progress from the fully electronic trading of interest rate derivatives. Since the first such desk launched at the end of August, 2010 through the end of December, 2011, BGC has e-brokered more than 12,000 interest rate derivatives transactions with a notional volume of over $1 trillion.”

[2]	See the “COMPARABLE INDUSTRY VOLUMES” table in this release for certain industry volume metrics.
[3]

On October 14, 2011, BGC acquired all of the outstanding shares of Newmark & Company Real Estate, Inc., plus a controlling interest in its affiliated companies. Newmark & Company Real Estate, Inc. and certain independently-owned partner offices operate as “Newmark Knight Frank” in the Americas, and are associated with London-based Knight Frank. BGC’s discussion of financial results for “Newmark Knight Frank” or “Real Estate” reflect only those businesses owned by BGC and do not include the results for independently-owned partner offices or for Knight Frank.

[4]	See the press release dated February 20, 2012 regarding BGC and Grubb & Ellis.
[5]	See the sections of this release entitled “Dividends” and “Nontaxable Return of Capital” for more details.

Mr. Lynn concluded: “We believe that BGC’s fully electronic trading will continue to grow faster than overall Company revenues, leading to earnings margin expansion. As our results for the quarter and year demonstrate, we can grow our top- and bottom-line even when market conditions are less favorable. We remain confident that we will continue to outperform the overall industry across our many asset classes in 2012.”

Fourth Quarter Revenues

For the fourth quarter of 2011, revenues for distributable earnings were $365.3 million, compared with $322.5 million a year earlier. BGC’s GAAP revenues were $355.2 million, compared with $321.8 million a year earlier. These increases were driven primarily by the Newmark Knight Frank acquisition. This business may be referred to as “Real Estate” brokerage going forward. This growth was partially offset by a decline in brokerage revenues in Rates, Credit, and Foreign Exchange.

For the fourth quarter of 2011, distributable earnings brokerage revenues increased by 14.3 percent to $340.2 million, while GAAP brokerage revenues increased by 11.1 percent to $330.8 million, both when compared with $297.7 million in the prior year quarter for GAAP and distributable earnings. For both GAAP and distributable earnings, Rates revenues were $128.1 million, Credit revenues were $66.1 million, Foreign Exchange revenues were $47.4 million, and Equities and Other Asset Classes revenues were $44.2 million. Real Estate brokerage revenues were $54.4 million for distributable earnings and $45.0 million under GAAP. In the fourth quarter of 2010, Rates revenues were $135.9 million, Credit revenues were $70.3 million, Foreign Exchange revenues were $48.0 million, and Equities and Other Asset Classes revenues were $43.5 million for both GAAP and distributable earnings.

Revenues from Equities and Other Asset Classes increased by 1.5 percent year-over-year in the fourth quarter, primarily due to increased productivity from brokers added in 2010. In the fourth quarter of 2011, Rates revenues decreased by 5.7 percent, Credit revenues decreased by 5.9 percent, while Foreign Exchange revenues decreased by 1.2 percent, all when compared to the year-earlier period. These declines were driven by generally lower cash and derivatives volumes industry-wide, partially offset by BGC’s increased fully electronic brokerage revenues.

In the fourth quarter of 2011, Rates represented 35.1 percent of total distributable earnings revenues, Credit 18.1 percent, Real Estate brokerage 14.9 percent, Foreign Exchange 13.0 percent, and Equities and Other Asset Classes 12.1 percent. A year earlier, Rates represented 42.1 percent of total distributable earnings revenues, Credit 21.8 percent, Foreign Exchange 14.9 percent, and Equities and Other Asset Classes 13.5 percent.

Revenues related to fully electronic trading6 increased by 13.2 percent year-over-year to $36.4 million in the fourth quarter of 2011. This represented 10.0 percent of total distributable earnings revenues. In comparison, revenues related to fully electronic trading were $32.2 million or 10.0 percent of total distributable earnings revenues in the prior year period. This improvement was driven primarily by growth from fully electronic trading of certain Rates products in both cash

[6]

For the fourth quarter of 2011, revenues related to fully electronic trading included $31.5 million in the “total brokerage revenues” line item. This amount represented 9.3 percent of distributable earnings brokerage revenues and was up by 13.7 percent compared with $27.7 million or 9.3 percent of distributable earnings brokerage revenues a year earlier. Fourth quarter 2011 revenues related to fully electronic trading also included $4.9 million in the “fees from related parties” line item, which was up by 9.7 percent year-over-year versus $4.5 million.

and derivatives, as well as by double-digit percentage growth in e-broking revenues from Foreign Exchange options and spot trading. Fully electronic revenues from the trading of U.S. Treasury securities were relatively flat year-over-year, despite sharp declines in comparable industry volumes in the fourth quarter of 2011.

Fourth Quarter Expenses

Total expenses on a distributable earnings basis were $317.7 million in the fourth quarter of 2011, compared with $277.1 million a year earlier. Total GAAP expenses were $344.3 million in the fourth quarter of 2011, compared with $294.8 million in the prior year period.

On a distributable earnings basis, the Company’s compensation and employee benefits were $197.9 million, versus $173.5 million in the year-earlier period. This represented 54.2 percent of distributable earnings revenues in the fourth quarter of 2011 versus 53.8 percent a year earlier. Under GAAP, compensation and employee benefits were $216.3 million, compared with $179.6 million a year earlier. This represented 60.9 percent of GAAP revenues in the fourth quarter of 2011, versus 55.8 percent a year earlier.

For the fourth quarter of 2011, non-compensation expenses were $119.8 million or 32.8 percent of revenues on a distributable earnings basis and $128.0 million or 36.1 percent of revenues under GAAP. In comparison, fourth quarter 2010 non-compensation expenses were $103.6 million or 32.1 percent of revenues on a distributable earnings basis and $102.9 million or 32.0 percent of revenues under GAAP. These year-over-year increases in non-compensation expenses were due mainly to the acquisition of Newmark Knight Frank, increased “professional and consulting” expenses related to BGC’s ongoing FSA program, and higher “interest expense” as a result of the July, 2011 Convertible Senior Notes offering.

Fourth Quarter Income

In the fourth quarter of 2011, BGC Partners’ pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes were $47.7 million or $0.18 per fully diluted share, compared with $45.4 million or $0.19 per fully diluted share in the fourth quarter of 2010. The Company’s pre-tax distributable earnings margin was 13.1 percent in the fourth quarter of 2011 versus 14.1 percent in the prior year period.

BGC Partners recorded post-tax distributable earnings of $40.3 million or $0.16 per fully diluted share in the fourth quarter of 2011, compared with $39.8 million or $0.17 per fully diluted share in the fourth quarter of 2010. In the fourth quarter of 2011, the effective tax rate for distributable earnings was 11.7 percent, versus 10.9 percent a year earlier. The Company’s post-tax distributable earnings margin was 11.0 percent in the fourth quarter of 2011 versus 12.3 percent in the prior year period.

The Company recorded GAAP net income from operations before income taxes of $10.8 million, GAAP net income for fully diluted shares of $7.6 million, and GAAP net income per fully diluted share of $0.03 in the fourth quarter of 2011. A year earlier, these figures were $27.0 million, $31.5 million, and $0.12, respectively.

The Company had a fully diluted weighted-average share count7 of 292.0 million in the fourth quarter of 2011 for distributable earnings and 253.3 million under GAAP. This compares with 256.0 million for the fourth quarter of 2010 on a GAAP and distributable earnings basis. As of December 31, 2011, the Company’s fully diluted share count was 294.0 million, assuming conversion of the Convertible Senior Notes.8

Full Year Revenues

For full year 2011, revenues for distributable earnings were $1,476.1 million, compared with $1,334.6 million in 2010. BGC Partners’ GAAP revenues were $1,464.7 million in 2011 compared with $1,331.1 million a year earlier.

BGC’s year-over-year revenue growth was driven primarily by higher revenues from the Company’s desks in all brokerage product categories. The increase was also due to the addition of Newmark Knight Frank.

In 2011, distributable earnings brokerage revenues increased by 12.4 percent to $1,380.7 million, while GAAP brokerage revenues increased by 11.6 percent to $1,371.3 million, both when compared with $1,228.7 million in 2010 for GAAP and distributable earnings. For both GAAP and distributable earnings, Rates revenues were $578.5 million, Credit revenues were $315.0 million, Foreign Exchange revenues were $218.4 million, and Equities and Other Asset Classes revenues were $214.5 million. Real Estate brokerage revenues were $54.4 million for distributable earnings and $45.0 million under GAAP. In 2010, Rates revenues were $556.2 million, Credit revenues were $311.0 million, Foreign Exchange revenues were $183.8 million, and Equities and Other Asset Classes revenues were $177.6 million for both GAAP and distributable earnings.

Rates revenues increased by 4.0 percent in 2011 compared to 2010, driven mainly by growth in e-broking revenues from interest rate derivatives and U.S. Treasuries. Credit revenues increased by 1.3 percent year-on-year, despite an industry-wide decline in corporate bond and credit derivative volumes compared to 2010. This outperformance was driven largely by BGC’s fully electronic credit derivative desks. Foreign Exchange revenues increased by 18.8 percent versus 2010 due primarily to a continuing rebound in global volumes, particularly for customers of the Company’s Emerging Markets desks. 2011 revenues from Equities and Other Asset Classes increased by 20.8 percent year-over-year, driven primarily by strong growth globally from the Company’s previous investment in equity-related products and the addition of Mint.9

In 2011, Rates represented 39.2 percent of total distributable earnings revenues, Credit 21.3 percent, Foreign Exchange 14.8 percent, Equities and Other Asset Classes 14.5 percent, and Real Estate brokerage 3.7 percent. One year earlier, Rates represented 41.7 percent of total distributable earnings revenues, Credit 23.3 percent, Foreign Exchange 13.8 percent, and Equities and Other Asset Classes 13.3 percent.

[7]	On April 1, 2010, BGC issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC issued an additional $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended December 31, 2011 and 2010 include 38.7 million and 21.7 million shares, respectively, related to the Convertible Senior Notes but exclude the associated interest expense. BGC’s GAAP EPS calculation for the fourth quarter of 2011 excludes the weighted-average shares related to the Convertible Senior Notes, and includes the related interest expense, net of tax, because their effect would be anti-dilutive.
[8]	At quarter end, this figure includes 38.8 million shares related to the Convertible Notes.
[9]	BGC acquired various assets and businesses of Mint Partners and Mint Equities on August 19, 2010.

Revenues related to fully electronic trading increased by 23.6 percent to $155.0 million in 2011, or 10.5 percent of total distributable earnings revenues. This compares with $125.3 million or 9.4 percent of total distributable earnings revenues in 2010.10 This improvement was driven primarily by BGC’s fully electronic trading of interest rate derivatives, U.S. Treasuries, credit default swaps, spot foreign exchange, and foreign exchange options.

Full Year Expenses

Total expenses on a distributable earnings basis were $1,239.2 million in 2011 compared with $1,150.6 million a year earlier. Total GAAP expenses were $1,410.3 million in 2011 compared with $1,274.2 million in 2010.

On a distributable earnings basis, the Company’s compensation and employee benefits were $793.5 million or 53.8 percent of revenues in 2011 versus $749.8 million and 56.2 percent a year earlier. On a GAAP basis, compensation and employee benefits were $897.9 million or 61.3 percent of revenues, compared with $838.7 million or 63.0 percent in 2010.

In 2011, non-compensation expenses were $445.6 million or 30.2 percent of revenues on a distributable earnings basis and $494.0 million or 33.7 percent of revenues under GAAP. In comparison, full year 2010 non-compensation expenses were $400.8 million or 30.0 percent of revenues on a distributable earnings basis and $412.2 million or 31.0 percent of revenues under GAAP.

Full Year Income

In 2011, BGC Partners’ pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes were $237.0 million or $0.93 per fully diluted share, compared with $184.0 million or $0.79 per fully diluted share in 2010. The Company’s pre-tax distributable earnings margin was 16.1 percent in 2011 versus 13.8 percent in 2010. In 2011, the effective tax rate for distributable earnings was 14.3 percent compared with 14.0 percent a year earlier.

BGC Partners recorded post-tax distributable earnings of $199.4 million or $0.78 per fully diluted share in 2011 compared with $156.2 million or $0.67 per fully diluted share in 2010. The Company’s post-tax distributable earnings margin was 13.5 percent in 2011 versus 11.7 percent in 2010.

For full year 2011, the Company recorded GAAP net income from operations before income taxes of $54.4 million, GAAP net income for fully diluted shares of $20.1 million, and GAAP net income per fully diluted share of $0.17. This compares to GAAP income from operations before income taxes of $56.9 million, GAAP net income for fully diluted shares of $53.8 million, and GAAP net income per fully diluted share of $0.24 in 2010.

[10]	In 2011, revenues related to fully electronic trading included $135.6 million in the “total brokerage revenues” line item. This amount represented 9.8 percent of distributable earnings brokerage revenues and was up by 28.1 percent compared with $105.9 million or 8.6 percent of distributable earnings brokerage revenues a year earlier. 2011 revenues related to fully electronic trading also included $19.4 million in the “fees from related parties” line item, which was down slightly year-over-year versus $19.5 million.

The Company had a fully diluted weighted average share count of 274.5 million for full year 2011 on a distributable earnings basis and 116.5 million for GAAP.11 This compares with 244.8 million for full year 2010 on a distributable earnings basis and 228.6 million for GAAP.

Front Office Statistics

BGC Partners had 2,147 brokers and salespeople as of December 31, 2011, up 25.9 percent year-over-year compared with 1,705 a year earlier. Average revenue per front office employee12 for the fourth quarter of 2011 was down by 9.7 percent to approximately $163,000 compared with approximately $180,000 one year before. For full year 2011, average revenue per front office employee was down by 1.1 percent to approximately $776,000 compared with approximately $785,000 in 2010.

BGC Partners’ average revenue per front office employee has historically declined year-over-year for the periods following significant headcount increases, as new brokers and salespeople generally achieve significantly higher productivity levels in their second year with the Company. The year-on-year differences in front office productivity were also due in part to lower overall industry volumes in Rates, Credit, and Foreign Exchange in the fourth quarter. In addition, commercial real estate brokerage firms typically generate less revenue per broker than do wholesale market intermediaries, although their overall levels of profitability are generally similar.

Balance Sheet

As of December 31, 2011, the Company’s cash position, which it defines as cash and cash equivalents plus unencumbered securities held for liquidity purposes,13 was $385.7 million; notes payable, collateralized borrowings, and short term borrowings were $345.5 million; book value per common share was $2.42; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “noncontrolling interest in subsidiaries”, and “total stockholders’ equity”, was $498.4 million. In comparison, as of December 31, 2010, the Company’s cash position was $374.1 million; notes payable and collateralized borrowings were $189.3 million; book value per common share was $2.47; and total capital was $425.0 million.

First Quarter 2012 Outlook Compared with Results for the First Quarter of 2011

•

The Company expects to generate distributable earnings revenues of between $390 million and $410 million, an increase of approximately 7 to 12 percent compared with $365.5 million. This includes approximately $45 to $55 million expected from Newmark Knight Frank.[14]

•	BGC Partners expects pre-tax distributable earnings to be between approximately $58 million and $66 million versus $64.3 million.

[11]	The distributable earnings per share calculations for full years 2011 and 2010 include an additional 29.1 million and 16.3 million shares, respectively, related to the Convertible Senior Notes but exclude the associated interest expense. BGC’s GAAP diluted EPS calculation for full years 2011 and 2010 excludes weighted-average shares related to the Convertible Senior Notes, and includes the related interest expense, net of tax, because their effect would be anti-dilutive. BGC’s full year 2011 GAAP diluted EPS calculations also exclude limited partnership units, founding/working partner units, Cantor units, and out-of-the-money options because their inclusion would be anti-dilutive.
[12]	This includes revenues from “total brokerage revenues”, “market data”, “software solutions”, and the portion of “fees from related parties” related to fully electronic trading divided by the average number of salespeople and brokers for the quarter.
[13]	As of December 31, 2011, this includes $16.0 million in U.S. Treasury securities within the “securities owned” balance sheet line item, compared with $10.0 million as of December 31, 2010.
[14]	Guidance does not include any potential impact from Grubb & Ellis.

•	BGC Partners anticipates its effective tax rate for distributable earnings to be unchanged at approximately 15 percent.

•	BGC Partners expects post-tax distributable earnings to be between approximately $49 million and $56 million versus $54.8 million.[15]

Dividends

On February 23, 2012, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.17 per share payable on March 28, 2012 to Class A and Class B common stockholders of record as of March 14, 2012. The ex-dividend date will be March 12, 2012.

79 percent of dividends paid per share of common stock for each of the quarters of 2011 will be a nontaxable return of capital to common stockholders. Based upon an annualized dividend of $0.68 per share and the February 23, 2012 closing stock price of $6.76, BGC’s pre-tax dividend yield is 10.1% percent. For a New York City resident in the 35 percent Federal tax bracket and the 12.9 percent state and local tax bracket, the current taxable equivalent yield would be 16.9 percent when compared to a distribution, dividend, or interest payment that is fully taxable at ordinary rates and 12.5 percent when compared to a fully taxable qualified dividend.

Unit Redemptions, Exchangeability, and Share Repurchases

During the fourth quarter of 2011, BGC Partners agreed to grant exchangeability to 4.4 million units. Under GAAP, the Company was required to take a non-cash charge of $23.9 million relating to grants of exchangeability.

BGC Partners’ share repurchases and unit redemptions from January 1, 2011 through December 31, 2011 are detailed in the following table:

Period	Number of shares purchased	Average price per share
First Quarter	6,454	$8.50
Second Quarter	7,991	$8.94
Third Quarter	—	—
Fourth Quarter	46,484	$5.71

Total Repurchases	60,929	$6.43

Period	Number of units redeemed	Average price per unit
First Quarter	195,904	$9.11
Second Quarter	844,698	$7.91
Third Quarter	4,152,547	$6.74
Fourth Quarter	3,649,544	$6.07

Total Redemptions	8,842,693	$6.63

Total Repurchases and Redemptions	8,903,622	$6.63

[15]	BGC’s distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these dilutive instruments, but includes the associated interest expense. In the first quarter of 2012, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.2 million while the post-tax interest expense is expected to be $5.2 million, and the associated weighted average share count is expected to be 38.8 million.

The Company sold approximately 12.9 million shares through its controlled equity offering from January 1, 2011 through February 15, 2012 for net proceeds of approximately $87.9 million or $6.83 per share to offset redemptions.

As of February 15, 2012, the Company had approximately $72.1 million remaining from its $100 million share repurchase and unit redemption authorization.

Distributable Earnings

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings also include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other units, including REUs, RPUs, PSUs and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

Beginning with the first quarter of 2011, BGC’s definition of distributable earnings was revised to exclude certain gains and charges with respect to acquisitions, dispositions, and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods. Management believes that excluding these gains and charges best reflects the operating performance of BGC.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGCs’ distributable earnings per share calculations assume either that:

•

The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive, or;

•	The fully diluted share count excludes the shares related to the dilutive instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues”, “income (loss) from operations before income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Distributable Earnings” which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this release.

Distributable Earnings Results Compared with GAAP Results

Fourth quarter 2011 and fourth quarter 2010 GAAP revenues were each reduced by $0.7 million due to BGC’s non-cash losses related to its equity investments, while full year 2011 and 2010 GAAP revenues were reduced by $2.0 million and $3.5 million, respectively, for the same reason. These non-cash equity losses were not included in revenues for distributable earnings.

Fourth quarter and full year brokerage revenues for distributable earnings include the collection of $9.4 million in Real Estate receivables. Fourth quarter and full year compensation and employee benefits for distributable earnings also include $5.6 million in related compensation expense. These items would have been recognized for GAAP other than for the effect of acquisition accounting.

The difference between fourth quarter 2011 compensation and employee benefits as calculated for GAAP and distributable earnings was also due to $23.9 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units; and $0.2 million in expenses related to dividend equivalents to holders of RSUs. The difference between fourth quarter 2010 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $4.8 million in non-cash charges relating to grants of exchangeability to limited partnership units; $1.0 million in expenses related to pre-merger grants of equity or units; and $0.4 million in expenses related to dividend equivalents to holders of RSUs.

The difference between full year 2011 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $108.3 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units; $1.1 million in expenses related to dividend equivalents to holders of RSUs; and $0.5 million in expenses related to pre-merger grants of equity or units. The difference between full year 2010 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $45.7 million in non-cash charges relating to grants of exchangeability to limited partnership units; $1.3 million in expenses related to dividend equivalents to holders of RSUs; and $0.5 million in expenses related to pre-merger grants of equity or units.

The difference between non-compensation expenses in the fourth quarter of 2011 as calculated for GAAP and distributable earnings was due to $6.7 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, primarily due to impairment charges recorded within “other expenses” related to available-for-sale securities. Non-compensation expenses for distributable earnings also excluded $1.6 million in other non-cash, non-dilutive, and non-economic GAAP charges relating mainly to the Company’s previous assumption of the liability for a September 11, 2001 workers’ compensation policy. The difference between non-compensation expenses in the fourth quarter of 2010 as calculated for GAAP and distributable earnings was a $0.7 million non-cash, non-dilutive, and non-economic GAAP gain relating mainly to the aforementioned workers’ compensation policy.

The difference between non-compensation expenses for full year 2011 as calculated for GAAP and distributable earnings was due in part to an expected $10.4 million donation of equity held personally by certain partners with respect to BGC’s 2011 annual charity day. This amount was recorded in “other expenses” but is expected to be offset by a contribution to additional paid-in capital for GAAP purposes and therefore should be non-economic, non-cash and non-dilutive to the Company while having no impact on BGC’s balance sheet. Full year 2011 non-compensation expenses for distributable earnings also excluded $30.9 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and $7.0 million in other non-cash, non-dilutive, and non-economic charges relating mainly to the abovementioned workers’ compensation policy and long term real estate lease obligations. The difference between non-compensation expenses in full year 2010 as calculated for GAAP and distributable earnings includes a $9.0 million non-cash and non-dilutive donation of equity held personally by certain partners with respect to BGC’s 2010 annual charity day, which was offset by a contribution to additional paid-in capital for GAAP purposes as discussed above. 2010 non-compensation expenses for distributable earnings also excluded $1.6 million in acquisition-related costs not capitalized for GAAP, and $0.8 million in other non-cash, non-dilutive, and non-economic GAAP charges relating to the workers’ compensation policy.

Nontaxable Return of Capital

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares and/or partnership units.

BGC Partners’ common dividend is based on post-tax distributable earnings per fully diluted share, which, due mainly to non-cash, non-dilutive, and non-economic GAAP charges, are expected to be higher than its earnings and profits under GAAP and U.S. Federal tax principles for the year ended December 31, 2011. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities generally not taxable under U.S. Federal tax principles. 79 percent of common dividend paid for earnings generated in 2011 will be treated as a nontaxable return of capital for common stockholders.

Under U.S. Federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution,” is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners expects that a portion of its dividends paid to common stockholders in the year ended December 31, 2012 will be treated under U.S. Federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The remaining 21 percent of the dividend will be treated as a qualified dividend for U.S. Federal income tax purposes. This information has been reported to certain firms that provide U.S. recipients of BGC’s dividend with their IRS Forms 1099-DIV and non-U.S. recipients with their IRS Forms 1042-S.

The portion of dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders.

This information is not intended to be all-inclusive or to render specific professional tax advice.

Conference Call and Investor Presentation

The Company will host a conference call today, February 24, 2012, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues, will be accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://www.bgcpartners.com/ir. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	2/24/2012 10:00 AM Eastern Time
U.S. Dial In:	888-679-8034
International Dial In:	617-213-4847
Participant Passcode:	82505710
Pre Registration:	https://www.theconferencingservice.com/prereg/key.process?key=PD4G4UXD4

REPLAY:
Available From - To:	2/24/2012 12:00 PM - 3/02/2012 11:59 PM
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	69667139

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial markets. The Company specializes in the brokering of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, property derivatives, commodities, futures, and structured products. BGC also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. BGC’s integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or in many markets, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange.

Through its eSpeed, BGC Trader™, and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through its Newmark Knight Frank brand, the Company offers commercial real estate tenants, owners, investors and developers a wide range of services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. Named after fixed income trading innovator B. Gerald Cantor, BGC has offices in over 35 major markets, including New York and London, as well as in Atlanta, Beijing, Boston, Chicago, Copenhagen, Dubai, Hong Kong, Houston, Istanbul, Johannesburg, Los Angeles, Mexico City, Miami, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo, Toronto, Washington D.C. and Zurich. For more information, please visit www.bgcpartners.com.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this press release regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC Partners’ Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$369,713	$364,104
Cash segregated under regulatory requirements	2,968	2,398
Securities owned	16,282	11,096
Marketable securities	1,238	4,600
Receivables from brokers-dealers, clearing organizations, customers and related broker-dealers	192,053	474,269
Accrued commissions receivable, net	227,383	132,885
Loans, forgivable loans and other receivables from employees and partners	192,658	151,328
Fixed assets, net	136,068	133,428
Investments	20,367	25,107
Goodwill	138,313	82,853
Other intangible assets, net	16,994	13,603
Receivables from related parties	5,754	5,938
Other assets	102,513	68,705

Total assets	$1,422,304	$1,470,314

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$13,600	$—
Accrued compensation	143,800	155,538
Payables to brokers-dealers, clearing organizations, customers and related broker-dealers	144,683	429,477
Payables to related parties	19,667	10,262
Accounts payable, accrued and other liabilities	267,445	256,023
Deferred revenue	2,761	4,714
Notes payable and collateralized borrowings	181,916	39,258
Notes payable to related parties	150,000	150,000

Total liabilities	923,872	1,045,272
Redeemable partnership interest	86,269	93,186
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 115,217 and 88,192 shares issued at December 31, 2011 and December 31, 2010, respectively; and 97,220 and 70,256 shares outstanding at December 31, 2011 and December 31, 2010, respectively	1,152	881
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 and 25,848 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively, convertible into Class A common stock	348	258
Additional paid-in capital	483,404	366,827
Contingent Class A common stock	29,713	3,171
Treasury stock, at cost: 17,997 and 17,936 shares of Class A common stock at December 31, 2011 and December 31, 2010, respectively	(110,019)	(109,627)
Retained deficit	(80,726)	(23,616)
Accumulated other comprehensive loss	(3,752)	(977)

Total stockholders’ equity	320,120	236,917

Noncontrolling interest in subsidiaries	92,043	94,939

Total equity	412,163	331,856

Total liabilities, redeemable partnership interest and equity	$1,422,304	$1,470,314

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues:
Commissions	$250,921	$206,275	$996,263	$851,089
Principal transactions	79,888	91,466	375,001	377,581

Total brokerage revenues	330,809	297,741	1,371,264	1,228,670

Fees from related parties	15,366	17,221	62,227	65,996
Market data	4,042	4,869	17,772	18,314
Software solutions	2,472	2,476	9,190	7,804
Interest income	1,351	656	5,441	3,308
Other revenues	2,999	682	5,396	13,960
Losses on equity investments	(1,870)	(1,890)	(6,605)	(6,940)

Total revenues	355,169	321,755	1,464,685	1,331,112

Expenses:
Compensation and employee benefits	216,298	179,600	897,875	838,717
Allocation of net income to limited partnership units and founding/working partner units	—	12,320	18,437	23,307

Total compensation and employee benefits	216,298	191,920	916,312	862,024
Occupancy and equipment	34,118	28,982	129,087	113,520
Fees to related parties	2,719	3,017	11,635	13,450
Professional and consulting fees	19,569	14,380	67,746	45,238
Communications	21,753	21,254	86,392	78,249
Selling and promotion	19,951	18,739	79,087	68,066
Commissions and floor brokerage	6,311	5,688	25,877	20,055
Interest expense	8,689	3,777	24,606	14,080
Other expenses	14,939	7,038	69,584	59,515

Total non-compensation expenses	128,049	102,875	494,014	412,173

Total expenses	344,347	294,795	1,410,326	1,274,197

Income from operations before income taxes	10,822	26,960	54,359	56,915

Provision for income taxes	3,905	2,942	15,999	11,543

Consolidated net income	$6,917	$24,018	$38,360	$45,372

Less: Net income attributable to noncontrolling interest in subsidiaries	3,077	12,267	18,223	24,210

Net income available to common stockholders	$3,840	$11,751	$20,137	$21,162

Per share data:
Basic earnings per share
Net income available to common stockholders	$3,840	$11,751	$20,137	$21,162

Basic earnings per share	$0.03	$0.12	$0.17	$0.24

Basic weighted-average shares of common stock outstanding	129,832	94,454	116,132	88,294

Fully diluted earnings per share
Net income for fully diluted shares	$7,560	$31,523	$20,137	$53,756

Fully diluted earnings per share	$0.03	$0.12	$0.17	$0.24

Fully diluted weighted-average shares of common stock outstanding	253,345	255,976	116,514	228,568

Dividends declared per share of common stock	$0.17	$0.14	$0.65	$0.48

Dividends declared and paid per share of common stock	$0.17	$0.14	$0.65	$0.48

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	Q4 2011	Q4 2010	YTD 2011	YTD 2010
Revenues:
Brokerage revenues:
Rates	$128,114	$135,919	$578,453	$556,191
Credit	66,148	70,317	314,982	311,029
Equities and other asset classes	44,183	43,539	214,497	177,602
Foreign exchange	47,383	47,966	218,352	183,848
Real estate (e)	54,421	—	54,421	—

Total brokerage revenues	340,249	297,741	1,380,704	1,228,670

Market data and software solutions	6,514	7,345	26,962	26,118
Fees from related parties, interest and other revenues	18,571	17,413	68,461	79,826

Total revenues	365,333	322,498	1,476,127	1,334,614

Expenses:
Compensation and employee benefits (a)	197,853	173,499	793,544	749,847
Other expenses (b)	119,800	103,578	445,631	400,768

Total expenses	317,653	277,077	1,239,175	1,150,615

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	47,681	45,421	236,952	183,999

Noncontrolling interest in subsidiaries (c)	1,823	685	3,593	2,062
Provision for income taxes	5,571	4,942	33,965	25,763

Post-tax distributable earnings to fully diluted shareholders	$40,286	$39,794	$199,393	$156,174

Earnings per share:
Fully diluted pre-tax distributable earnings per share (d)	$0.18	$0.19	$0.93	$0.79

Fully diluted post-tax distributable earnings per share (d)	$0.16	$0.17	$0.78	$0.67

Fully diluted weighted-average shares of common stock outstanding	292,015	255,976	274,542	244,848

Total revenues	$365,333	$322,498	$1,476,127	$1,334,614

Total compensation expense	$197,853	$173,499	$793,544	$749,847

Compensation expense as a percent of revenues	54.2%	53.8%	53.8%	56.2%

Non-compensation expense as a percent of revenues	32.8%	32.1%	30.2%	30.0%

Pre-tax distributable earnings margins (on distributable earnings revenues)	13.1%	14.1%	16.1%	13.8%

Post-tax distributable earnings margins (on distributable earnings revenues)	11.0%	12.3%	13.5%	11.7%

Effective tax rate	11.7%	10.9%	14.3%	14.0%

Notes and Assumptions

(a)	Compensation and employee benefits excludes charges associated with: the grant of exchangeability to limited partnership units; allocations of net income to founding/working partner units and limited partnership units; dividend equivalents paid to restricted stock unit holders; compensation expenses related to pre-merger grants of equity or units; and one-time non-recurring GAAP compensation charge for the modification of pre-merger employee contractual arrangements. Compensation expense includes compensation charges associated with revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Other expenses exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation (beginning with the first quarter of 2011) and gains and charges related to other non-cash, non-dilutive, non-economic items.
(c)	Noncontrolling interest allocation associated with joint ownership of administrative services company and with Newmark.
(d)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.5 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended December 31, 2011 and 2010 include an additional 38.7 million and 21.7 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.
(e)	Real estate brokerage revenue includes the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	Q4 2011	Q4 2010	YTD 2011	YTD 2010
GAAP income from continuing operations before income taxes	$10,822	$26,960	$54,359	$56,915
Allocation of net income to founding/working partner units	—	4,909	6,715	10,140
Allocation of net income to limited partnership units	—	7,411	11,722	13,167

Pro forma pre-tax operating income available to fully diluted shareholders	10,822	39,280	72,796	80,222

Pre-tax adjustments:
Compensation expenses related to pre-merger grants of equity or units (a)	(11)	946	533	523
Dividend equivalents to RSUs	227	380	1,120	1,299
Non-cash losses related to equity investments	725	744	2,002	3,502
Newmark purchased revenue, net of compensation (d)	3,776	—	3,776	—
Donations by partners, re: Charity Day	—	—	10,444	9,005
Other non-cash, non-dilutive, non-economic items	1,556	(703)	7,008	845
Grant of exchangeability to limited partnership units	23,892	4,774	108,341	45,703
Gains and charges with respect to acquisitions, dispositions and resolutions of litigation (c)	6,693	—	30,931	1,554
One-time and non-recurring GAAP compensation charge for the modification of pre-merger employee contractual arrangements	—	—	—	41,345

Total pre-tax adjustments	36,859	6,141	164,156	103,776
Pre-tax distributable earnings	$47,681	$45,421	$236,952	$183,999

GAAP net income available to common stockholders	$3,840	$11,751	$20,137	$21,162
Allocation of net income to founding/working partner units	—	4,909	6,715	10,140
Allocation of net income to limited partnership units	—	7,411	11,722	13,167
Allocation of net income to Cantor's noncontrolling interest in subsidiaries	1,254	11,582	14,630	22,149

Pro forma net income for fully diluted shares	$5,094	$35,653	$53,204	$66,618

Total pre-tax adjustments (from above)	36,859	6,141	164,156	103,776
Income tax adjustment to reflect effective tax rate	(1,666)	(2,000)	(17,966)	(14,220)

Post-tax distributable earnings	$40,286	$39,794	$199,393	$156,174

Pre-tax distributable earnings per share (b)	$0.18	$0.19	$0.93	$0.79

Post-tax distributable earnings per share (b)	$0.16	$0.17	$0.78	$0.67

Fully diluted weighted-average shares of common stock outstanding	292,015	255,976	274,542	244,848

Notes and Assumptions

(a)	Compensation expenses related to pre-merger grants of equity or units include expense for restricted stock units and REUs granted pre-merger.
(b)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.5 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended December 31, 2011 and 2010 include an additional 38.7 million and 21.7 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.
(c)	Beginning with the first quarter of 2011, distributable earnings has been revised to exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company's presentation of prior periods.
(d)	Represents revenues related to the collection of receivables, net of compensation expense, which would have been recognized for GAAP other than for the effect of acquisition accounting.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

								% Change	% Change	% Change
	4Q10	1Q11	2Q11	3Q11	4Q11	FY2010	FY2011	4Q11 vs. 3Q11	4Q11 vs. 4Q10	FY11 vs. FY10
Notional Volume (in $US billions)
Fully Electronic Rates*	11,796	14,097	13,939	14,300	10,920	44,133	53,257	(23.6%)	(7.4%)	20.7%
Fully Electronic FX, Credit, Equities & Other**	851	963	928	848	1,186	3,192	3,925	39.8%	39.3%	23.0%

Total Fully Electronic Volume	12,647	15,061	14,867	15,149	12,106	47,325	57,182	(20.1%)	(4.3%)	20.8%

HYBRID***
Total Hybrid Volume	29,450	37,496	39,675	33,418	26,336	121,848	136,926	(21.2%)	(10.6%)	12.4%

TOTAL Hybrid & Fully Electronic Volume	42,097	52,557	54,542	48,567	38,442	169,173	194,108	(20.8%)	(8.7%)	14.7%

Transaction Count
Fully Electronic Rates*	4,871,770	5,769,474	5,712,960	6,485,792	4,956,206	17,439,326	22,924,432	(23.6%)	1.7%	31.5%
Fully Electronic FX, Credit, Equities & Other**	411,531	514,419	456,951	398,273	704,623	1,510,114	2,074,266	76.9%	71.2%	37.4%

Total Fully Electronic Transactions	5,283,301	6,283,893	6,169,911	6,884,065	5,660,829	18,949,440	24,998,698	(17.8%)	7.1%	31.9%

HYBRID
Total Hybrid Transactions	528,663	620,086	629,529	467,009	536,435	2,165,379	2,253,059	14.9%	1.5%	4.0%

TOTAL Hybrid and Fully Electronic Transactions	5,811,964	6,903,979	6,799,440	7,351,074	6,197,264	21,114,819	27,251,757	(15.7%)	6.6%	29.1%

Trading Days	64	62	63	64	63	252	252

*        Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.

**      Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives, and Equity-Related Products.

***    Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions

****  The above historical volume figures have been adjusted to reflect the reclassification of certain brokerage desks.

These reclassifications had no impact on the Company’s total fully electronic or hybrid volumes or on BGC Partners revenues related to fully electronic trading, overall revenues, or earnings.

COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	143,249,086	166,207,731	172,881,816	180,975,036	132,418,508	576,362,565	652,483,091	(26.8%)	(7.6%)	13.2%
CME - Euro $ Contracts	137,355,017	156,207,410	158,463,693	147,067,162	102,348,481	510,955,113	564,086,746	(30.4%)	(25.5%)	10.4%
EUREX - Bund Contracts	55,444,371	59,137,105	63,950,742	65,226,073	47,874,911	231,484,529	236,188,831	(26.6%)	(13.7%)	2.0%
ELX - US Treasury Contracts	3,177,570	4,784,425	3,798,348	2,761,940	1,522,754	11,851,853	12,867,466	(44.9%)	(52.1%)	8.6%
ELX - Euro $ Contracts	1,049,219	1,302,800	1,198,634	1,055,712	330,815	1,287,161	3,887,961	(68.7%)	(68.5%)	202.1%

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	35,323	40,478	37,436	37,973	31,478	130,560	147,365	(17.1%)	(10.9%)	12.9%
Average Daily UST Volume	552	653	594	593	500	2,072	2,340	(15.8%)	(9.5%)	12.9%

CME FX Futures Volume (3)	56,755,000	59,578,853	57,831,543	63,236,000	51,681,000	232,571,000	232,327,396	(18.3%)	(8.9%)	(0.1%)

CLS FX Avg Daily Values - in millions (4)	4,484,667	4,764,667	4,833,333	5,296,000	4,931,333	16,801,348	19,825,333	(6.9%)	10.0%	18.0%
CLS FX Avg Daily Volumes (4)	787,825	872,014	912,385	1,062,561	987,955	3,131,829	3,834,915	(7.0%)	25.4%	22.4%

NYSE - Volume (shares traded) - in millions (5)	132,817	132,641	121,096	125,712	124,789	601,142	504,238	(0.7%)	(6.0%)	(16.1%)
Transaction Value - in millions	4,104,040	4,474,040	4,297,130	5,278,910	4,044,580	17,852,940	18,094,660	(23.4%)	(1.4%)	1.4%

NASDAQ - Volume (shares traded) - in millions (6)	474,751	492,451	452,803	560,502	469,115	2,135,695	1,974,870	(16.3%)	(1.2%)	(7.5%)
Transaction Value - in millions(7)	3,095,702	3,453,706	3,249,109	3,932,083	3,114,259	12,811,199	13,749,157	(20.8%)	0.6%	7.3%

Total Industry Equity Option Volume (8)	968,432,795	1,072,960,649	992,810,265	1,182,553,852	976,279,763	3,610,436,931	4,224,604,529	(17.4%)	0.8%	17.0%

Euronext Equity Derivatives (9)	122,159	118,110	192,979	126,944	111,479	618,226	549,512	(12.2%)	(8.7%)	(11.1%)

TRACE All Bond Dollar Volume (in millions) (10)
TRACE All Bond Volume	1,050,215	1,233,805	1,063,319	1,031,448	886,347	4,461,008	4,214,919	(14.1%)	(15.6%)	(5.5%)
Average Daily All Bond Dollar Volume	16,410	19,900	16,878	16,116	14,069	70,598	66,964	(12.7%)	(14.3%)	(5.1%)

Sources:        (1) Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)        (2) www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank        (3) CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly        (4) CLS Bank Monthly Report        (5) NYSE - www.nyse.com        (6) NASDAQ - www.nasdaqtrader.com        (7) Includes Transaction Value for NASDAQ listed securities only        (8) OCC- www.optionsclearing.com        (9) Euronext - www.euronext.com        (10) Bloomberg

Contacts

Americas Media:	Investors:
Hannah Sloane	Jason McGruder
212-294-7938	212-829-4988

EMEA & APAC Media:	Ben Goldman
Deborah Spencer	212-610-3680
+ 44-207-894-7961

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